Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-153078; 333-148843; 333-145676; 333-169323) pertaining to the employee benefit plans of Geovic Mining Corp. (an exploration stage company) of our report dated March 29, 2011 with respect to the consolidated financial statements of Geovic Mining Corp. (an exploration stage company) included in this Annual Report (Form 10-K/A) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Denver, Colorado

August 12, 2011